EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Amarillo Biosciences, Inc.

We consent to incorporation by reference in this Registration Statement of Amarillo Biosciences, Inc., on Form S-8 to be filed with the Commission on or about April 18, 2007 of our Report of Independent Registered Public Accounting Firm dated March 17, 2008 covering the financial statements of Amarillo Biosciences, Inc. for the year ended December 31, 2007, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LBB & Associates Ltd., LLP

Houston, Texas
April 18, 2008